Exhibit 5.01

November 17, 2014

GoPro, Inc.

3000 Clearview Way

San Mateo, CA 94402

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-1 (File Number 333-200038) (the “Registration Statement”) initially filed by GoPro, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) on November 10, 2014, as subsequently amended on November 17, 2014, in connection with the registration under the Securities Act of 1933, as amended, of up to an aggregate of 11,914,575 shares (the “Shares”) of the Company’s Class A Common Stock (the “Class A Common Stock”), which number of Shares includes (a) up to 1,287,533 shares of Class A Common Stock to be sold by the Company (the “Company Shares”) and (b) up to 10,627,042 shares of Class A Common Stock to be sold by certain selling stockholders of the Company (the “Selling Stockholders”) of which (i) 9,343,371 of such Shares are presently issued and outstanding (the “Selling Stockholder Shares”) and (ii) 1,283,671 of such Shares are issuable upon exercise of options to be exercised by certain of the Selling Stockholders (the “Selling Stockholder Option Shares”). At your request, we are providing this letter to express our opinion on certain matters regarding the Company and the Shares as stated in the numbered paragraphs below.

In rendering this opinion, we have examined such matters of fact as we have deemed necessary in order to render the opinion set forth herein, which included examination of the following (the “Reviewed Documents”):

(1)	The Company’s initial Certificate of Incorporation filed with the Delaware Secretary of State on August 24, 2011 and certified by the Delaware Secretary of State on August 25, 2011, the initial Articles of Incorporation of the Company’s predecessor entity, Woodman Labs, Inc., filed with the California Secretary of State on February 17, 2004 and certified by the California Secretary of State on February 17, 2004, and the Certificate of Merger by which the Company reincorporated into Delaware, filed with the Delaware Secretary of State on December 8, 2011 and certified by the Delaware Secretary of State on December 9, 2011.

(2)	The Company’s Restated Certificate of Incorporation, filed with the Delaware Secretary of State on July 1, 2014 and certified by the Delaware Secretary of State on July 1, 2014, (the “Restated Certificate”).

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(3)	The Company’s Amended and Restated Bylaws, certified by the Company’s Secretary on July 1, 2014 (the “Bylaws”).

(4)	The Registration Statement, together with the Exhibits filed as a part thereof or incorporated therein by reference.

(5)	The Prospectus prepared in connection with the Registration Statement (the “Prospectus”).

(6)	Minutes of meetings and actions by written consent of the Company’s Board of Directors (the “Board”) and the Pricing Committee of the Board and the Company’s stockholders (the “Stockholders”) at which, or pursuant to which (i) the Restated Certificate and the Bylaws were approved, (ii) the issuance of the Selling Stockholder Shares (and the grant of the stock options under which the Selling Stockholder Option Shares are issuable) were approved, and (iii) the sale and issuance of the Shares and related matters were adopted and approved.

(7)	The stock records for the Company that the Company has provided to us (consisting of a list of stockholders and a list of holders of options to purchase or acquire shares of the Company’s capital stock and of any rights to purchase shares of the Company’s capital stock that was prepared by the Company and dated November 13, 2014, verifying and confirming the number of such issued and outstanding securities as of such date) and a certificate of American Stock Transfer Company LLC, the Company’s transfer agent, dated November 17, 2014 regarding the Company’s issued and outstanding shares of the Company’s capital stock as of November 14, 2014.

(8)	A Certificate of Good Standing issued by the Delaware Secretary of State dated November 14, 2014, stating that the Company is duly incorporated and was in good standing under the laws of the State of Delaware as of such date (the “Certificate of Good Standing”).

(9)	An Opinion Certificate addressed to us and dated of even date herewith executed by the Company containing certain factual representations (the “Opinion Certificate”).

(10)	The agreements under which the Selling Stockholders acquired or will acquire the Selling Stockholder Shares and Selling Stockholder Option Shares to be sold by them as described in the Registration Statement.

(11)	The custody agreements, payment instructions, powers of attorney and contingent exercise notices signed by the Selling Stockholders in connection with the sale of the Shares described in the Registration Statement.

In our examination of documents for purposes of this opinion, we have assumed, and express no opinion as to, the authenticity and completeness of all documents submitted to us as originals, the conformity to originals and completeness of all documents submitted to us as copies, the legal capacity of all persons or entities executing the same, the lack of any undisclosed termination, modification, waiver or amendment to, and the absence of any extrinsic documents that would affect our interpretation of, any document reviewed by us and the due

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authorization, execution and delivery of all such documents by the Selling Stockholders where due authorization, execution and delivery are prerequisites to the effectiveness thereof. In rendering this opinion we have also assumed the current accuracy and completeness of the information obtained from the Reviewed Documents and representations and warranties made by representatives of the Company to us, including but not limited to those set forth in the Opinion Certificate. We have made no independent investigation or other attempt to verify the accuracy of any of such information or to determine the existence or non-existence of any other factual matters.

We render this opinion only with respect to, and express no opinion herein concerning the application or effect of the laws of any jurisdiction other than, the existing laws of the State of California and of the Delaware General Corporation Law. Without limitation, we render no opinion with respect to the federal laws of the United States of America or the “blue sky” securities laws of any state.

With respect to our opinion expressed in paragraph (1) below as to the valid existence and good standing of the Company under the laws of the State of Delaware, we have relied solely upon the Certificate of Good Standing and representations made to us by the Company.

This opinion is based upon the customary practice of lawyers who regularly give, and lawyers who regularly advise opinion recipients regarding, opinions of the kind set forth in this opinion letter, including customary practice as described in bar association reports.

Based upon the foregoing, we are of the following opinion:

(1) The Company is a corporation validly existing, in good standing, under the laws of the State of Delaware;

(2) the up to 1,287,533 Company Shares to be issued and sold by the Company, when issued, sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Board and to be adopted by the Pricing Committee of the Board, will be validly issued, fully paid and nonassessable;

(3) the up to 9,343,371 Selling Stockholder Shares to be sold by the Selling Stockholders pursuant to the Registration Statement are validly issued, fully paid and nonassessable; and

(4) the 1,283,671 Selling Stockholder Option Shares to be sold by the Selling Stockholders, when issued in accordance with the terms of the stock option agreements under which such Selling Stockholder Option Shares are issuable and the resolutions of the Board granting such stock options, and when sold and delivered in the manner and for the consideration stated in the Registration Statement and the Prospectus, will be, validly issued, fully paid and nonassessable.

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We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us, if any, in the Registration Statement, the Prospectus constituting a part thereof and any amendments thereto.

This opinion is intended solely for use in connection with issuance and sale of the Shares subject to the Registration Statement and is not to be relied upon for any other purpose. This opinion is rendered as of the date first written above and is based solely on our understanding of facts in existence as of such date after the aforementioned examination. In rendering the opinions above, we are opining only as to the specific legal issues expressly set forth therein, and no opinion shall be inferred as to any other matter or matters. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

FENWICK & WEST LLP

/s/ Fenwick & West LLP